EXHIBIT 99.1

Kenneth Thorpe, Ph.D., Joins LHC Group Board of Directors

One of the Foremost Authorities on Public Health and Chronic Diseases in the United States

LAFAYETTE, La., Feb. 1, 2010 (GLOBE NEWSWIRE) -- LHC Group, Inc. (Nasdaq:LHCG), one of the largest providers of home health services in the United States, announced today that it has appointed Kenneth Thorpe, Ph.D., to its Board of Directors. Dr. Thorpe will serve on the Quality Committee.

Kenneth Thorpe, Ph.D., is the Robert W. Woodruff Professor and Chair of the Department of Health Policy & Management in the Rollins School of Public Health of Emory University, Atlanta, Georgia. He also co-directs the Emory Center on Health Outcomes and Quality. He was the Vanselow Professor of Health Policy and Director, Institute for Health Services Research at Tulane University. Dr. Thorpe was previously Professor of Health Policy and Administration at the University of North Carolina at Chapel Hill; an Associate Professor and Director of the Program on Health Care Financing and Insurance at the Harvard University School of Public Health and Assistant Professor of Public Policy and Public Health at Columbia University. Dr. Thorpe has also held Visiting Faculty positions at Pepperdine University and Duke University. He was Deputy Assistant Secretary for Health Policy in the U.S. Department of Health and Human Services from 1993 to 1995. In this capacity, he coordinated all financial estimates and program impacts of President Clinton’s healthcare reform proposals for the White House. Dr. Thorpe directed the administration’s estimation efforts in dealing with Congressional healthcare reform proposals during the 103rd and 104th sessions of Congress.

As an academic, he has testified before several committees in the U.S. Senate and House on healthcare reform and insurance issues. In 1991, Dr. Thorpe was awarded the Young Investigator Award presented to the most promising health services researcher in the country under age 40 by the Association for Health Services Research. He also received the Hettleman Award for academic and scholarly research at the University of North Carolina and was provided an “Up and Comers” award by Modern Healthcare. Dr. Thorpe has authored and co-authored over 85 articles, book chapters and books and is a frequent national presenter on issues of healthcare financing, insurance and healthcare reform at healthcare conferences, television and the media. He has worked with several groups (including the American College of Physicians, American Hospital Association, National Coalition on Health Care, Blue Cross and Blue Shield Association, Service Employees International Union, and the United Hospital Fund) and policymakers (including Senators Wellstone, Corzine, Bingaman, Snowe, Clinton, Obama and Kennedy) to develop and evaluate alternative approaches for providing health insurance to the uninsured. He serves as a reviewer on several healthcare journals. Dr. Thorpe received his Ph.D. from the Rand Graduate School, an M.A. from Duke University and his B.A. from the University of Michigan.

Dr. Thorpe also currently serves as the Executive Director of the Partnership to Fight Chronic Disease (PFCD), a national and state-based coalition committed to raising awareness of the number one cause of death, disability and rising healthcare costs in the U.S., the rising rates of preventable and treatable chronic diseases.

Dr. Thorpe said, “I am happy to become part of LHC Group’s mission of providing vital, cost-effective services to the elderly and disabled of our society. I believe home health is one of the solutions to the rising cost of healthcare in the United States, especially when it comes to treating chronic diseases. Allowing the elderly and disabled of our society the option of receiving the medical care they need and deserve in the comfort and privacy of their own homes is the most cost-effective manner of providing care, and it’s what patients and families prefer. I believe that my insight into public policy issues and healthcare issues will help me contribute not only to LHC Group’s future success, but to the home health industry as well.”

Keith G. Myers, President and Chief Executive Officer of LHC Group, said, “We are honored to welcome Dr. Thorpe to our Board, and we look forward to benefiting from his leadership and experience. Dr. Thorpe is one of the foremost authorities on public health policies in the United States and in particular the impact of chronic diseases that affect the quality of life of over 133 million Americans and account for seven out of every ten deaths in the United States. Dr. Thorpe’s expertise will place LHC Group at the forefront in the ongoing development of best practices for treating the chronically ill. Dr. Thorpe’s experience will also be of great benefit to me in my role as one of the founding members of the Alliance for Home Health Quality & Innovation (AHHQI) and Chairman of the research working group for our Alliance. With the addition of Dr. Thorpe to our team and our existing partnerships with leading research and advisory groups in the area of health policy, the home health industry is committed and well positioned to lead the battle against chronic disease and the effect it has on the healthcare system in the United States.”

About LHC Group, Inc.

LHC Group, Inc. (www.LHCGroup.com) is one of the largest providers of home health services in the United States, providing quality, cost-effective healthcare services to patients within the comfort and privacy of their home or place of residence. LHC Group provides a comprehensive array of post-acute healthcare services through home health and hospice locations in its home-based division and long-term acute care hospitals in its facility-based division.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Company’s future financial performance and the strength of the Company’s operations. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes in reimbursement, changes in government regulations, changes in LHC Group’s relationships with referral sources, increased competition for LHC Group’s services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, and other risks set forth in Item 1A. Risk Factors in LHC Group’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission. LHC Group undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  LHC Group
          Eric Elliott, Vice President of Investor Relations
          (337) 233-1307
          eric.elliott@lhcgroup.com